Exhibit (d)(16)(iii)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

WELLINGTON MANAGEMENT COMPANY, LLP

THIS AMENDMENT is made as of November 11, 2016 to the Investment Sub-Advisory Agreement dated September 15, 2008, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Wellington Management Company, LLP (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A to the Investment Sub-Advisory Agreement is hereby deleted and replaced with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Investment Sub-Advisory Agreement dated September 15, 2008, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of November 11, 2016.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Director, Investments

WELLINGTON MANAGEMENT COMPANY, LLP

By:
Name:
Title:

SCHEDULE A

as of November 11, 2016

FUNDS	SUB-ADVISER COMPENSATION*
Transamerica Large Growth**	First $150 million	0.25%
	Over $150 million up to $650 million	0.22%
	Over $650 million up to $1.15 billion	0.20%
	Over $1.15 billion	0.175%
Transamerica US Growth**	First $150 million	0.25%
	Over $150 million up to $650 million	0.22%
	Over $650 million up to $1.15 billion	0.20%
	Over $1.15 billion	0.175%

*	As a percentage of average daily net assets on an annual basis. TAM shall pay the Sub-Adviser, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth above. The average daily net assets shall in all cases be based on calendar days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the then-current Prospectus or as may be determined by the Board.
**	The sub-advisory fees are determined on the basis of the combined assets of the Transamerica WMC US Growth VP, Transamerica WMC US Growth II VP, the portion of assets of Transamerica Large Growth and Transamerica Partners Large Growth Portfolio that are sub-advised by Wellington Management Company, LLP, and WMC Core Equity and Disciplined US Growth Equity, each separately managed accounts of Transamerica Life Insurance Company that are also advised by Wellington Management Company, LLP.